EXHIBIT 99.1


FOR IMMEDIATE RELEASE               Park Bancorp, Inc.     March 1, 1999
                          Contact:  David A. Remijas
                                    President, CEO
                                    (630) 969-8900
                                    Richard J. Remijas, Jr.
                                    Executive Vice President, Secretary
                                    (888) 727-5333


                       PARK BANCORP DECLARES 1ST DIVIDEND
                             NEW DIRECTOR APPOINTED

The Board of Directors of Park Bancorp, Inc. (PFED: Nasdaq) approved the initiation of a quarterly dividend and payment of the first cash quarterly dividend of $.12 per share. The dividend will be payable on March 26, 1999 to shareholders of record on March 12, 1999.

The Boards of Directors of Park Bancorp, Inc. and Park Federal Savings Bank announced the appointment of John J. Murphy to fill the unexpired term of Director Charles Paprocki, who passed away on January 15, 1999. Mr. Murphy is the president of Emerald Services, Inc. and specializes in financial printing, imaging technology and services to the financial industry.

Mr. Murphy will fill the remaining term of Mr. Paprocki, which expires at the annual meeting scheduled for April 21, 1999. Mr. Murphy has been nominated by the Board to stand for election for a three-year term at that meeting.

The Board extends its condolences to the family of Mr. Paprocki, a customer and director for over 27 years.

Park Bancorp, Inc. is the holding company for Park Federal Savings Bank, a community oriented institution headquartered in Chicago. The Bank offers a variety of retail services to meet the needs of the communities it serves on the Southwest side of Chicago and suburban Westmont, Illinois.


David A. Remijas, Chairman
(630) 969-8900